UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2022

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Slocum

On February 1, 2022, the Board of Directors (the “Board”) of ITC Holdings Corp. (the “Company”) appointed the Company’s Vice President of Operations, Brian Slocum, to serve as Senior Vice President and Chief Operating Officer, effective February 14, 2022.  Mr. Slocum, age 45, has served in a variety of positions since joining the Company in 2003, including Vice President of Operations, a position in which he served from February 2015 to January 2022. Mr. Slocum also served as Vice President of Engineering, a position in which he served from January 2011 to February 2015, where he was responsible for the design, project management, and asset management functions in support of the capital and maintenance programs of the Company’s operating subsidiaries. Prior to his role as Vice President of Engineering, Mr. Slocum was extensively involved in the areas of engineering and transmission planning of the Company’s operating subsidiaries. Prior to joining the Company, Mr. Slocum worked at Detroit Edison Company in the industrial power, sub-transmission planning, distribution planning, and operations areas. Mr. Slocum earned a Bachelor of Science in Electrical Engineering from Wayne State University and a Master of Business Administration with distinction from University of Michigan-Dearborn. Mr. Slocum is a registered professional engineer in the state of Michigan.

In connection with his appointment, Mr. Slocum received an increase in base salary to $400,000, which will be reviewed annually by the Chief Executive Officer of the Company and subject to increase at the Chief Executive Officer’s sole discretion, an increase in annual cash incentive to 60 % of base salary, payable upon achievement of performance targets established by the Board pursuant to the terms of the Company’s incentive compensation plan, and an increase in annual LTIP award to a target of 140% of base salary. In addition, the Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Slocum, effective February 14, 2022, the significant terms of which are described below.

The initial term will expire on February 13, 2024 but will automatically be extended each year thereafter for a one-year term, unless either party provides written notice of its intent to terminate the Employment Agreement at least thirty (30) days prior to the automatic renewal date. Mr. Slocum is also entitled to participate in equity plans, employee benefit and retirement plans, including but not limited to, welfare plans, retiree welfare benefit plans and defined benefit and defined contribution plans. The Company will pay Mr. Slocum certain benefits upon termination of employment, with such rights available at termination dependent on the situation and circumstances surrounding the terminating event.

With respect to Mr. Slocum’s termination of employment, the terms “Cause” and “Good Reason” are used in the Employment Agreement, and are defined as follows:

•	Cause means: (A) Mr. Slocum’s continued failure substantially to perform his duties to the satisfaction of the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of fourteen (14) calendar days following written notice by the Company to Mr. Slocum of such failure; (B) theft, dishonesty, falsification of Company records, or conduct amounting to a conflict of interest; (C) conduct that could cause harm to the reputation or standing of the Company or which could impair Mr. Slocum’s ability to perform his duties for the Company; (D) willful malfeasance or willful misconduct in connection with Mr. Slocum’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or affiliates, (E) a violation of any material rule, regulation, procedure or policy of the Company; (F) while on Company premises, or while performing his job duties, possessing or using an illegal (under federal or state law) or controlled substance or being under the influence of, or having his performance affected by, an illegal or controlled substance, or by alcohol; or (G) breach of certain confidentiality or non-compete covenants.

•	Good reason means: (A) any material reduction in Mr. Slocum’s base salary; (B) any material breach by the Company of the Employment Agreement; (C) any material reduction in the status, position or responsibilities of Mr. Slocum; (D) the long-term assignment of duties that are materially below the level of Mr. Slocum’s position and responsibilities; or (E) the Company requiring Mr. Slocum to be principally based at any office or location more than fifty (50) miles from his principal work location as of the effective date of the Employment Agreement.

If Mr. Slocum’s employment is terminated with Cause by the Company or by Mr. Slocum without Good Reason (as such terms are defined in the Employment Agreement), Mr. Slocum will generally only receive his accrued but unpaid compensation and benefits as of his date of employment termination. If Mr. Slocum’s employment terminates due to death or Disability (as defined in the Employment Agreement), he (or his spouse or estate, as the case may be) would also receive, in addition to compensation and benefits described above, a pro rata portion of his current year annual target bonus.

If Mr. Slocum’s employment is terminated without Cause by the Company, by Mr. Slocum for Good Reason (as such terms are defined in the Employment Agreement) or as a result of non-renewal of the initial period or renewal period of employment by the Company, he will receive the following, subject to his execution of a release agreement and commencing generally on the earliest date that is permitted under Section 409A of the Internal Revenue Code relating to taxation of deferred compensation:

•	any accrued but unpaid compensation and benefits;

•	continued payment of his then-current base salary for two (2) years;

•	if the termination is within six (6) months before or two (2) years after a “Change of Control” (as defined in the Employment Agreement), Mr. Slocum will receive payment of an amount equal to two times the average of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates, payable in equal installments over the period in which continued base salary payments are made;

•	a pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under the annual bonus plan and paid at the time that such bonus would normally be paid;

•	a stipend, to be used at Mr. Slocum’s discretion, to pay health insurance premiums, or for any other purpose, for the shorter of twelve (12) months or until he becomes eligible for coverage under another employer-sponsored group plan, in an amount equal to the Company’s periodic cost of such coverage for other executives, plus a tax gross-up amount; and

•	outplacement services for up to two years.

In addition, while employed by the Company and for a period of at least one (1) year, and at the discretion of the Company two (2) years, after any termination of employment, Mr. Slocum will be subject to certain covenants not to compete with or assist other entities in competing with the Company’s business and not to encourage the Company’s employees to terminate their employment with the Company. At all times while employed and thereafter, Mr. Slocum will also be subject to a covenant not to disclose confidential information.

In the event Mr. Slocum becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments and benefits received under the Employment Agreement or any other plan, arrangement or agreement with the Company (the “Company Payments”), the Company will pay Mr. Slocum only that portion of the Company Payments which are in total equal to one dollar less than the amount that would subject him to the excise tax.

The above description of the Employment Agreement does not purport to be complete. Such description is qualified in its entirety by reference to Mr. Slocum’s employment agreement, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Mr. Jipping

On February 1, 2022, the Board approved the transition of Jon E. Jipping, Executive Vice President and Chief Operating Officer of the Company, to Executive Vice President, with responsibility for the continued development of the Lake Erie Connector project and other initiatives, effective February 14, 2022.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On February 1, 2022, the shareholder of the Company adopted the Tenth Amended and Restated Bylaws, amending the Company’s bylaws as currently in effect. The changes are effective immediately.

The primary modification in the Tenth Amended and Restated Bylaws is the decrease in size of the Board of the Company. Specifically, Section 5.02 of the Company’s bylaws was modified to decrease the maximum size of the Board from 12 to 11 members, subject to determination from time to time by the shareholder.

The above description of the modifications to the Company’s bylaws does not purport to be a complete statement of such modifications. Such description is qualified in its entirety by reference to the Tenth Amended and Restated Bylaws, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.2 and incorporated herein by reference.

Item 5.07 Submission of Matter to a Vote of Security Holders.

On February 1, 2022, Albert Ernst, a member of the Board of the Company, was not recommended for reelection to the Board because he has reached the age limit to serve on the Board pursuant to the Company’s corporate governance guidelines. Accordingly, Mr. Ernst was not nominated by the Board for reelection by the shareholder. Mr. Ernst’s term on the Board ended on February 1, 2022.

On February 1, 2022, the shareholder of the Company elected the following directors to the Company’s Board to serve until the next annual meeting of the Company’s shareholder and until such director’s successor is elected and qualified, or until such director’s resignation or removal: Linda H. Apsey, Sandra E. Pierce, Robert A. Elliott, Debora Frodl, James P. Laurito, Ronnie D. Hawkins, Jr., Jocelyn H. Perry, Leanne M. Bell, David G. Hutchens, Kevin Prust, and A. Douglas Rothwell.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

3.2	Tenth Amended and Restated Bylaws of ITC Holdings Corp.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 4, 2022

ITC HOLDINGS CORP.

By:	/s/ Christine Mason Soneral
Christine Mason Soneral
Its: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary